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                                   EXHIBIT 3.5


                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

        INNOVATIVE TRACKING SOLUTIONS CORPORATION, A DELAWARE CORPORATION


                              DATED AUGUST 4, 1999

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      STATE OF DELAWARE
     SECRETARY OF STATE
  DIVISION OF CORPORATIONS
  FILED 09:00 AM 08/04/1999
     991322302 - 2659172

                            CERTIFICATE of AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           THEHEALTHCHANNEL.COM, INC.

                          ----------------------------

THEHEALTHCHANNEL.COM, INC., a corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST:   That the Board of Directors of said corporation, at a meeting duly convened and held on July 29, 1999, adopted the following resolution:

         RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Corporation that Article FOURTH, of the Articles of Incorporation of the Corporation, is amended as a result of a 28.22 to 1 forward split, with a record date of July 29, 1999, 5:00 p.m. Pacific Standard time, and as a result of approval to change the authorized capital of the Corporation, to read in its entirety as follows:

                  FOURTH: The amount of the total authorized capital stock of this corporation is One Hundred Million (100,000,000) shares with a par value of $.000035 amounting to Thirty Five Hundred Dollars ($3,500).

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the general Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Dianna Cleveland, this twenty ninth day of July 29, A.D. 1999.


                         /s/ Dianna Cleveland, President
                        ---------------------------------